                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 16

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  June 21, 2001
                              --------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                  13D
---------------------
--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)              (a)   [x]
    As to a group consisting of persons other than Covered Persons     (b)   [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) OR 2(e) (Applies to each person listed on Appendix A.)              [ ]

--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER (See Item 6)
       NUMBER OF              As to Covered Shares, 0
        SHARES                As to Uncovered Shares, as stated in Appendix A
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           8.  SHARED VOTING POWER (See Item 6) (Applies to each
       REPORTING              person listed on Appendix A.)
        PERSON                254,147,130 Covered Shares held by Covered Persons
         WITH                 11,233 Uncovered Shares held by Covered Persons(3)
                              1,765,535 Other Uncovered Shares held by Covered
                                Persons(4)
                              5,455,197 shares held by KAA(5)
                              14,743,610 shares held by SBCM(5)
                       ---------------------------------------------------------
                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A
                       ---------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A
                       ---------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  255,923,898
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                       [x](6)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                52.69%(6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 91 private charitable foundations established by 91 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 5,455,197 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0            200            0              200
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         487            0            487              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0            300            0              300
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0

(7)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael Grindfors                         Sweden              0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0            1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0

(8)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     525            0            525              0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Robert J. Jacobson, Jr.                                       0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Lawrence Kutscher                                             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Laura A. Liswood                                              0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0             60              0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             15             0             15              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0            215            0              215
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0             43              0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0             22              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            284            0            284              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Paul M. Roberts                             UK                0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          10             0             10              0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             202            0            202              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900           0             1,900
Patrick P. Scire                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0           1,000           0             1,000
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                         40           150(9)         40             150(9)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0

------------
(9)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------

Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Michael J. Zamkow                                             0            10(10)         0              10(10)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

-----------
(10)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED      UNCOVERED    UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Shares held by 91 private                   N/A               0          1,765,535        0            1,765,535
charitable foundations established
by 91 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(1)

------------
(1) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
TRUSTS
------
120 Broadway Partners                                     New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                                     0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                              0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                              0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                                     0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                                     0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                              0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                              0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                                     0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                                     0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                              0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                              0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                              0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                              0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                              0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                                     0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                              0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                              0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                                    0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                                      0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                                    0             0             0              0
A.C. Trust                                                                     0             0             0              0
The Adina R. Lopatin 2000 Trust                                                0             0             0              0
The Alexander H. Witten 2000 Trust                                             0             0             0              0
The Alexander I. Berlinski 2000                                                0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
Trust
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                                             0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                                      0             0             0              0
The Alexandra D. Steel 2000 Trust                                              0             0             0              0
The Alexis Blood 2000 Trust                                                    0             0             0              0
The Alyssa Blood 2000 Trust                                                    0             0             0              0
The Amanda Liann Mead 2000 Trust                                               0             0             0              0
Anahue Trust                                                Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                                           0             0             0              0
The Andrew M Alper 2000 Annuity Trust
    I                                                                          0             0             0              0
The Andrew M. Gordon 2000 Family Trust                                         0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                                  0             0             0              0
The Anne R. Witten 2000 Trust                                                  0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                            0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                                    0             0             0              0
The Anthony D. Lauto 2000 Family Trust                                         0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                                    0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                                           Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000                          Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                                           0             0             0              0
The Avi M. Nash 2000 Family Trust                                              0             0             0              0
The Bari Marissa Schwartz 2000 Trust                                           0             0             0              0
Barry A. Kaplan 2000 Family Trust                                              0             0             0              0
Barry A. Kaplan 2000 GRAT                                                      0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                                    0             0             0              0
The Barry L. Zubrow 2000 Family Trust                                          0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Benjamin H. Sherlund 2000 Trust                                            0             0             0              0
The Benjamin Kraus 2000 Trust                                                  0             0             0              0
The Bradford C. Koenig 2001                                                    0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
 Annuity Trust I
The Bradford C. Koenig 2001 Family
    Trust                                                                      0             0             0              0
The Bradley Abelow Family 2000 Trust                                           0             0             0              0
Brian Patrick Minehan 2001 Trust                                               0             0             0              0
The Caceres Novogratz Family Trust                                             0             0             0              0
The Carlos A. Cordeiro Trust                                                   0             0             0              0
The Charlotte Steel 2000 Trust                                                 0             0             0              0
The Charlotte Textor 2000 Trust                                                0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                                    0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                                      0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                                    0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                                      0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                                             0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                                      0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                                      0             0             0              0
The Cody J Smith 2000 Annuity Trust I                                          0             0             0              0
The Cody J Smith 2000 Family Trust                                             0             0             0              0
The Cody J Smith 2001 Annuity Trust I
The Connie K. Duckworth 2000 Annuity
    Trust I                                                                    0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                                      0             0             0              0
The Constance A. Haydock 2000 Trust                                            0             0             0              0
The Corzine Blind Trust                                                        0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                                      0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                                    0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                                    0             0             0              0
The Daniel W. Stanton, II 2000 Trust                                           0             0             0              0
The Danny O. Yee Trust                                                         0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                                  Pennsylvania          0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                                  Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                                    0             0             0              0
The David B. Heller 2000 Family Trust                                          0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                                    0             0             0              0
The David G. Lambert 2000 Family Trust                                         0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                                    0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                                          0             0             0              0
The David L. Henle 2000 Family Trust                                           0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                                          0             0             0              0
The David M. Baum Family 2000 Trust                       New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                                          0             0             0              0
The David Viniar 2001 Annuity Trust I                                          0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                                          0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                                          0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                                    0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                                    0             0             0              0
The Douglas W. Kimmelman Trust                                                 0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                                    0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                             0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                                    0             0             0              0
The Edward C. Forst 2000 Family Trust                                          0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                                    0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                                    0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                                 California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                                California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                                California           0             0             0              0
The Elizabeth Anne Corrigan 2000                                               0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
    Trust
The Elizabeth H. Coulson 2000 Trust                                            0             0             0              0
The Elizabeth L. Heller 2000 Trust                                             0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                              0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                            0             0             0              0
The Elizabeth Steel 2000 Trust                                                 0             0             0              0
The Ellie Dorit Neustein 2000 Trust                                            0             0             0              0
The Emily Austen Katz 2000 Trust                                               0             0             0              0
The Emily Stecher 2000 Trust                                                   0             0             0              0
The Emma M.L. Mead 2000 Trust                                                  0             0             0              0
The Eric Fithian 2000 Trust                                                    0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                           0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                                    0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                                    0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                                    0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                                      0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                                            0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                                    0             0             0              0
The Fredric E. Steck 2000 Family Trust                                         0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                                    0             0             0              0
Gary D. Cohn 2000 Family Trust                                                 0             0             0              0
Gary D. Cohn 2000 GRAT                                                         0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                                New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust                        New Jersey           0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                                    0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                                         0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                                      0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                                    0             0             0              0
The George H. Walker 2000 Family Trust                                         0             0             0              0
The George H. Walker 2001                                                      0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
     Annuity Trust I
The George W. Wellde, Jr. 2000
    Annuity Trust I                                                            0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                                            0             0             0              0
The George William Wellde, III 2000
    Trust                                                                      0             0             0              0
Ghez 2000 GRAT                                                                 0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                                 0             0             0              0
The Girish V. Reddy Trust                                                      0             0             0              0
The Goldenberg 2000 Annuity Trust I                                            0             0             0              0
The Goldenberg 2000 Family Trust                                               0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                                    0             0             0              0
The Greg M. Ostroff 2000 Family Trust                                          0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                                    0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                                      0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                                    0             0             0              0
The Gregory K. Palm 2000 Family Trust                                          0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                                    0             0             0              0
The Guapulo Trust                                           Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                                            0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                                      0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                                    0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                                    0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                              0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                                    0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                                    0             0             0              0
The James Alexander Mead 2000 Trust                                            0             0             0              0
The James M. Sheridan Trust                                                    0             0             0              0
The James Nicholas Katz 2000 Trust                                             0             0             0              0
James P. Riley, Jr. 2000 Family Trust                                          0             0             0              0
James P. Riley, Jr. 2000 GRAT                                                  0             0             0              0
James P. Riley, Jr. 2001 GRAT                                                  0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
The Jason Kraus 2000 Trust                                    UK               0             0             0              0
The Jason William Tortora 2000 Trust                                           0             0             0              0
The Jeffrey D. Witten 2000 Trust                                               0             0             0              0
The Jennifer Lauren Alper 2000 Trust                                           0             0             0              0
JG 2000 Trust                                                                  0             0             0              0
JG 2000 Trust (continuing trust)                                               0             0             0              0
JG 2001 GRAT                                                                   0             0             0              0
The John A. Thain Trust                                                        0             0             0              0
The John J. Powers 2000 Family Trust                                           0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                                            0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                                            0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                                         New Jersey           0             0             0              0
The John Minio 2001 Family Trust                          New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                                    0             0             0              0
The John O. Downing 2000 Family Trust                                          0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                                    0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                                    0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                                    0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                                         0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                                    0             0             0              0
The John S. Weinberg 2000 Family Trust                                         0             0             0              0
The Jonathan G. Neidich 2000 Trust                                             0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                                    0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                                    0             0             0              0
The Jordan Viniar 2000 Trust                                                   0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                                    0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                                      0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                                    0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                                    0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
The Joseph H. Gleberman 2000 Family
    Trust                                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                                           0             0             0              0
The Karen Rebecca Alper 2000 Trust                                             0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                                       Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                                          0             0             0              0
The Katheryn C. Coulson 2000 Trust                                             0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                                         0             0             0              0
The Kelsey Fithian 2000 Trust                                                  0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                                     0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                                      0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                                    0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                                         0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                                    0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                                      0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                                          0             0             0              0
The Kimberly R. Textor 2000 Trust                                              0             0             0              0
The Kipp M. Nelson Trust                                                       0             0             0              0
The Kyle F. Textor 2000 Trust                                                  0             0             0              0
The Lauren Schiller 2000 Trust                                                 0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                                            0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                                      0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                                          0             0             0              0
The Lee G. Vance 2000 Family Trust                                             0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                                          0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                                    0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                                    0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                                           0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                                   0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
The Louise Rice Townsend 2000 Trust                                            0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                                    New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                                        New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                              0             0             0              0
The Marc A. Spilker 2000 Family Trust                                          0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                                          0             0             0              0
The Mark A. Zurack 2000 Family Trust                                           0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                            0             0             0              0
Mark Dehnert Living Trust                                  Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                                         0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                                         0             0             0              0
The Mark Tercek 2000 Annuity Trust I                                           0             0             0              0
The Mark Tercek 2000 Family Trust                                              0             0             0              0
The Mark Tercek 2001 Annuity Trust I                                           0             0             0              0
Marks 2000                                                                     0             0             0              0
Marks 2000 (continuing trust)                                                  0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                                      0             0             0              0
The Mary Ann Casati Trust                                                      0             0             0              0
The Matthew D. Rogers 2000 Trust                                               0             0             0              0
The Maya Bettina Linden 2000 Trust                                             0             0             0              0
Melissa Jane Minehan 2001 Trust                                                0             0             0              0
The Merritt Moore Townsend 2000 Trust                                          0             0             0              0
The Mesdag Family Trust                                    Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                                    0             0             0              0
The Michael A. Price 2000 Family Trust                                         0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                                    0             0             0              0
The Michael D. Ryan 2000 Family Trust                                          0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                                    0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                                      0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
The Michael J. Zamkow 2001 Annuity
    Trust I                                                                    0             0             0              0
The Michael Stecher 2000 Trust                                                 0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                                    0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                                    0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                                    0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                                         0             0             0              0
Murphy 2000                                                                    0             0             0              0
Murphy 2000 (continuing trust)                                                 0             0             0              0
Murphy 2001 GRAT                                                               0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                                           0             0             0              0
The Nicole Schiller 2000 Trust                                                 0             0             0              0
The Nina B. Haydock 2000 Trust                                                 0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                                New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust                       New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                                    0             0             0              0
The Peter C. Gerhard 2000 Family Trust                                         0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                                            0             0             0              0
The Peter Kiernan IV 2000 Trust                                                0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                                            0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                                          0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                                          0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                                    0             0             0              0
The Philip D. Murphy 2000 Family Trust                                         0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                                    0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                                    0             0             0              0
The Rachel M. Darivoff 2000 Trust                                              0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                                    0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                                      0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                                    0             0             0              0
Randal M. Fippinger-Millennium                                                 0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
     Trust
The Randolph L. Cowen 2000 Family
    Trust                                                                      0             0             0              0
Rayas Trust                                                 Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                                  0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                                    0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                                      0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                                    0             0             0              0
The Richard A. Sapp 2000 Family Trust                                          0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                                    0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                                    0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                                    0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                                    0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                                     0             0             0              0
The Richard Hogan 2001 Family Trust                                            0             0             0              0
Robert A. Fippinger, Jr. - Millennium
    Trust                                                                      0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                                    0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                                      0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                                    0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                                    0             0             0              0
The Robert J. Hurst 2000 Family Trust                                          0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                                    0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                                          0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                                          0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                                    0             0             0              0
The Robert J. O'Shea 2000 Family Trust                                         0             0             0              0
The Robert J. Pace 2000 Annuity                                                0             0             0              0
    Trust I
The Robert J. Pace Family Trust                                                0             0             0              0
The Robert J. Pace 2001 Annuity                                                0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
    Trust I
The Robert K. Steel 2000 Annuity
    Trust I                                                                    0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                                    0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                                          0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                                          0             0             0              0
The Samantha Schiller 2000 Trust                                               0             0             0              0
The Sarah B. Lopatin 2000 Trust                                                0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                                            0             0             0              0
The Sarah M. Darivoff 2000 Trust                                               0             0             0              0
The Sarah Rose Berlinski 2000 Trust                                            0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                                    0             0             0              0
The Scott B. Kapnick 2000 Family Trust                                         0             0             0              0
Scott M. Pinkus 2000 Family Trust                         New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                                 New Jersey           0             0             0              0
The Scott S. Prince Trust                                                      0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                                            0             0             0              0
The Stephen M. Neidich 2000 Trust                                              0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                                    0             0             0              0
The Steven J. Wisch 2001 Family Trust                                          0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                                           0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                                    0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                                      0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                                    0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                                     0             0             0              0
The Steven Starker 2001 Family Trust                                           0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                                            0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                               0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                                            0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                                     0             0             0              0
The Stuart Sternberg 2001 Family                                               0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
    Trust
The Terence M. O' Toole 2000 Annuity
    Trust I                                                                    0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                                             0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                                 New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                                    0             0             0              0
The Thomas K. Montag 2000 Family Trust                                         0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                                    0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                                            0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                               0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00                          Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00                    Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                               New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01                       New Jersey           0             0             0              0
Trust u/w James Kellogg III                               New Jersey           0             0             0              0
The Unicorn Trust                                             UK               0             0             0              0
Vyrona Trust                                                Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                                    0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                                          0             0             0              0
The Walter H. Haydock 2001 Annuity
    Trust I                                                                    0             0             0              0
The William C. Sherlund 2000 Trust                                             0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                                             0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                                            0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                                    0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                                      0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
PARTNERSHIPS
------------
ALS Investment Partners, L.P.                              Delaware            0             0             0              0
Beech Associates, L.P.                                     Delaware            0             0             0              0
Bermuda Partners, L.P.                                     Delaware            0             0             0              0
Crestley, L.P.                                             Delaware            0             0             0              0
The Daniel G. Brennan Family Limited
    Partnership                                            Illinois            0             0             0              0
EPG Associates, L.P.                                                           0             0             0              0
Greenley Partners, L.P.                                    Delaware            0             0             0              0
HEMPA Limited Partnership                                  Delaware            0             0             0              0
JSS Investment Partners, L.P.                              Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                                            Delaware            0             0             0              0
Mesdag Family Limited Partnership                          Delaware            0             0             0              0
Mijen Family Partnership                                   Illinois            0             0             0              0
Opatrny Investment Partners, L.P.                          Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.                         Delaware            0             0             0              0
The Rizner Family Limited Partnership                      Illinois            0             0             0              0
Savitz Investment Partners, L.P.                           Delaware            0             0             0              0
Silverman Partners, L.P.                                   Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                               Delaware            0             0             0              0
Trott GS Investment Partners, L.P.                         Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.                          Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.                     Delaware            0             0             0              0
Winkelried Investment Partners, L.P.                       Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES
---------------------------
The Fred Kambeitz Family LLC                               Delaware            0             0             0              0
The Gary Tolchin Family LLC                                Delaware            0             0             0              0
The George Varsam Family LLC                               Delaware            0             0             0              0
The James Coufos Family LLC                                Delaware            0             0             0              0
The John Minio Family LLC                                  Delaware            0             0             0              0
The Lawrence Trainor Family LLC                            Delaware            0             0             0              0
The Lowell Millar Family LLC                               Delaware            0             0             0              0
The Patrick Scire Family LLC                               Delaware            0             0             0              0
The Raymond Murphy Family LLC                              Delaware            0             0             0              0
The Rebecca Amitai Family LLC                              Delaware            0             0             0              0
The Richard Hogan Family LLC                               Delaware            0             0             0              0
The Stephen Levick Family LLC                              Delaware            0             0             0              0
The Steven Starker Family LLC                              Delaware            0             0             0              0
The Stuart Sternberg Family LLC                            Delaware            0             0             0              0
The Thomas Gravina Family LLC                              Delaware            0             0             0              0
The Thomas Williams Family LLC                             Delaware            0             0             0              0

CORPORATIONS
------------
Anahue Limited                                              Jersey             0             0             0              0

                                                            ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                           PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                                      ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                                         YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
            ITEM 1                                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                                INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------                            -----------------   -----------    ---------    -----------    ----------
Guapulo Holdings Limited                                    Jersey             0             0             0              0
HJS2 Limited                                            Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.                             Bermuda             0             0             0              0
Majix Limited                                               Jersey             0             0             0              0
Melalula Limited                                            Jersey             0             0             0              0
RJG Holding Company                                     Cayman Islands         0             0             0              0
Robinelli Limited                                           Jersey             0             0             0              0
Vyrona Holdings Limited                                     Jersey             0             0             0              0
Zurrah Limited                                              Jersey             0             0             0              0


         This Amendment No. 16 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 16 is being filed primarily because, as described under Item 4 below, certain Covered Persons (as defined below) have indicated their intent to sell up to an aggregate of 9,151,798 Covered Shares in the Rule 144 Program (as defined below) during the fiscal quarter ending August 31, 2001.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK");
(iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 9,151,798 shares for all Covered Persons). It is currently anticipated that these sales will commence during the week of June 25, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         It is anticipated that on June 26, 2001, 33 Individual Covered Persons will transfer an aggregate of 2,975,593 Covered Shares to entities created for estate planning purposes. Upon transfer, these entities will become Estate Planning Covered Persons.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to

25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, and will permit the transfers expected to occur on June 26, 2001, as described in Item 4, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 9,151,798 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending August 31, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

   Exhibit                                        Description
-------------    ----------------------------------------------------------------------------------
      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
                 Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the
                 "Initial Schedule 13D")).

      B.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and
                 Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets,
                 Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.         Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File
                 No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      E.         Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      G.         Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                 December 17, 1999 (File No. 005-56295)).

      H.         Supplemental Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                 Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      I.         Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File
                 No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      L.         Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
                 (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      M.         Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
                 (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      N.         Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-

   Exhibit                                        Description
-------------    ----------------------------------------------------------------------------------
                 56295)).

      O.         Form of Pledge Agreement for shareholders of non-U.S. corporations
                 (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.         Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the
                 Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Q.         Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                 (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      R.         Supplemental Registration Rights Instrument, dated as of June 19, 2000
                 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      S.         Supplemental Registration Rights Instrument, dated as of July 31, 2000
                 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      T.         Underwriting Agreement (U.S. Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.         Underwriting Agreement (International Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      V.         Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      W.         Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No.
                 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

      X.         Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

      Y.         Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                 Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      Z.         Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment
                 No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

   Exhibit                                        Description
-------------    ----------------------------------------------------------------------------------
      AA.        Supplemental Registration Rights Instrument, dated as of December 21, 2000
                 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                 Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

      BB.        Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                 005-56295)).

      CC.        Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
                 Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment
                 No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            CONVICTIONS
                                                                                           OR VIOLATIONS              BENEFICIAL
                                                                                           OF FEDERAL OR             OWNERSHIP OF
                                                                                             STATE LAWS               THE COMMON
                                                                                             WITHIN THE              STOCK OF THE
                                           BUSINESS                  PRESENT                 LAST FIVE              GOLDMAN SACHS
    NAME           CITIZENSHIP              ADDRESS                 EMPLOYMENT                 YEARS                 GROUP, INC.
------------------------------------------------------------------------------------------------------------------------------------
Steven M.              USA              85 Broad Street          Managing                       None               Covered Person,
Bunson                                  New York, NY             Director, The                                     so ownership is
                                        10004                    Goldman Sachs                                     as set forth in
                                                                 Group, Inc.                                       or incorporated
                                                                                                                   into Item 5
                                                                                                                   above.
------------------------------------------------------------------------------------------------------------------------------------
Russell E.             USA              85 Broad Street          Managing                       None               Covered Person,
Makowsky                                New York, NY             Director, The                                     so ownership is
                                        10004                    Goldman Sachs                                     as set forth in
                                                                 Group, Inc.                                       or incorporated
                                                                                                                   into Item 5
                                                                                                                   above.
------------------------------------------------------------------------------------------------------------------------------------
Michael H.             UK               26 New Street,           Partner,                       None               None
Richardson                              St. Helier,              Bedell Cristin
                                        Jersey,
                                        JE4 3RA
------------------------------------------------------------------------------------------------------------------------------------
John D.                UK               Victoria Hall            Vice President/                None               None
Amaral                                  11 Victoria St.          Account Manager,
                                        Hamilton HM11            J&H Marsh &
                                        Bermuda                  McLennan
------------------------------------------------------------------------------------------------------------------------------------
Marguerite             USA              120 Broadway             Vice President,                None               None
R. Gorman                               New York, NY             Spear, Leeds &
                                        10271                    Kellogg, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Richard D.             UK               41 Cedar Avenue          Partner,                       None               None
Spurling                                Hamilton HM12            Appleby,
                                        Bermuda                  Spurling & Kempe
------------------------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

           -------------------------------------------------------------
              COVERED PERSON                          NUMBER OF SHARES
           -------------------------------------------------------------
           Bradley I. Abelow                                21,839
           -------------------------------------------------------------
           Paul M. Achleitner                              100,000
           -------------------------------------------------------------
           Armen A. Avanessians                             50,000
           -------------------------------------------------------------
           David Baum                                       22,171
           -------------------------------------------------------------
           Frank A. Bednarz                                  1,385
           -------------------------------------------------------------
           Ron E. Beller                                    46,902
           -------------------------------------------------------------
           Milton R. Berlinski                              36,000
           -------------------------------------------------------------
           Lloyd C. Blankfein                               70,000
           -------------------------------------------------------------
           David W. Blood                                   60,000
           -------------------------------------------------------------
           Peter L. Briger, Jr.                             30,000
           -------------------------------------------------------------
           Richard J. Bronks                                24,233
           -------------------------------------------------------------
           Lawrence R. Buchalter                            40,000
           -------------------------------------------------------------
           Michael J. Carr                                  28,567
           -------------------------------------------------------------
           Christopher J. Carrera                           23,993
           -------------------------------------------------------------
           Mary Ann Casati                                  12,500
           -------------------------------------------------------------
           Zachariah Cobrinik                               46,811
           -------------------------------------------------------------
           Gary D. Cohn                                     42,500
           -------------------------------------------------------------
           Christopher A. Cole                              10,000
           -------------------------------------------------------------
           William Connell                                   2,907
           -------------------------------------------------------------
           Carlos A. Cordeiro                               79,614
           -------------------------------------------------------------
           Henry Cornell                                    75,500
           -------------------------------------------------------------
           E. Gerald Corrigan                               25,000
           -------------------------------------------------------------
           Frank L. Coulson, Jr.                            93,103
           -------------------------------------------------------------
           Randolph L. Cowen                                25,000
           -------------------------------------------------------------
           Timothy D. Dattels                               45,512
           -------------------------------------------------------------
           Gavyn Davies                                     23,000
           -------------------------------------------------------------
           David A. Dechman                                 23,267
           -------------------------------------------------------------
           Joseph Della Rosa                                70,000
           -------------------------------------------------------------
           Alexander C. Dibelius                             5,000
           -------------------------------------------------------------
           John O. Downing                                  60,000
           -------------------------------------------------------------
           Connie K. Duckworth                              60,705
           -------------------------------------------------------------
           C. Steven Duncker                                25,000
           -------------------------------------------------------------
           Glenn P. Earle                                   44,245
           -------------------------------------------------------------
           Paul S. Efron                                    23,959
           -------------------------------------------------------------
           Aubrey J. Ellis                                   3,500
           -------------------------------------------------------------
           J. Michael Evans                                111,381
           -------------------------------------------------------------
           Pieter Maarten Feenstra                          22,397
           -------------------------------------------------------------
           Lawton W. Fitt                                   75,000
           -------------------------------------------------------------
           David B. Ford                                    93,879
           -------------------------------------------------------------
           Edward C. Forst                                  10,000
           -------------------------------------------------------------
           Christopher G. French                            10,475
           -------------------------------------------------------------
           Richard A. Friedman                             139,905
           -------------------------------------------------------------
           Peter C. Gerhard                                 76,186
           -------------------------------------------------------------
           Nomi P. Ghez                                     66,381
           -------------------------------------------------------------
           Joseph H. Gleberman                              99,837
           -------------------------------------------------------------
           Jeffrey B. Goldenberg                            15,000
           -------------------------------------------------------------
           Jacob D. Goldfield                               77,488
           -------------------------------------------------------------

           -------------------------------------------------------------
              COVERED PERSON                          NUMBER OF SHARES
           -------------------------------------------------------------
           Andrew M. Gordon                                 26,000
           -------------------------------------------------------------
           Geoffrey T. Grant                                41,113
           -------------------------------------------------------------
           Eric P. Grubman                                  49,493
           -------------------------------------------------------------
           Joseph D. Gutman                                 10,000
           -------------------------------------------------------------
           Robert S. Harrison                               30,000
           -------------------------------------------------------------
           Thomas J. Healey                                 51,903
           -------------------------------------------------------------
           David B. Heller                                  25,000
           -------------------------------------------------------------
           Mary C. Henry                                    44,604
           -------------------------------------------------------------
           M. Roch Hillenbrand                              15,000
           -------------------------------------------------------------
           Jacquelyn M. Hoffman-Zehner                      34,985
           -------------------------------------------------------------
           Fern Hurst                                       20,000
           -------------------------------------------------------------
           Robert J. Hurst                                  40,000
           -------------------------------------------------------------
           Francis J. Ingrassia                             52,937
           -------------------------------------------------------------
           Timothy J. Ingrassia                             26,279
           -------------------------------------------------------------
           Reuben Jeffery III                               90,132
           -------------------------------------------------------------
           Stefan J. Jentzsch                               20,000
           -------------------------------------------------------------
           Chansoo Joung                                    10,000
           -------------------------------------------------------------
           Ann F. Kaplan                                    83,314
           -------------------------------------------------------------
           Barry A. Kaplan                                  37,697
           -------------------------------------------------------------
           Scott B. Kapnick                                 93,874
           -------------------------------------------------------------
           Robert J. Katz                                  116,446
           -------------------------------------------------------------
           Douglas W. Kimmelman                             25,000
           -------------------------------------------------------------
           Bradford C. Koenig                               40,081
           -------------------------------------------------------------
           Jonathan L. Kolatch                              52,911
           -------------------------------------------------------------
           David G. Lambert                                 33,386
           -------------------------------------------------------------
           Thomas D. Lasersohn                              24,189
           -------------------------------------------------------------
           Anthony D. Lauto                                 23,892
           -------------------------------------------------------------
           Matthew G. L'Heureux                             25,000
           -------------------------------------------------------------
           Lawrence H. Linden                               77,988
           -------------------------------------------------------------
           Robert Litterman                                 54,502
           -------------------------------------------------------------
           Robert H. Litzenberger                           17,265
           -------------------------------------------------------------
           Jonathan M. Lopatin                              40,906
           -------------------------------------------------------------
           Michael R. Lynch                                 90,000
           -------------------------------------------------------------
           Peter G. C. Mallinson                            88,760
           -------------------------------------------------------------
           Arthur S. Margulis, Jr.                          14,000
           -------------------------------------------------------------
           Ronald G. Marks                                  42,152
           -------------------------------------------------------------
           Eff W. Martin                                    71,633
           -------------------------------------------------------------
           John P. McNulty                                 128,861
           -------------------------------------------------------------
           E. Scott Mead                                    25,000
           -------------------------------------------------------------
           Sanjeev K. Mehra                                 20,000
           -------------------------------------------------------------
           Eric M. Mindich                                  50,000
           -------------------------------------------------------------
           Steven T. Mnuchin                                50,000
           -------------------------------------------------------------
           Masanori Mochida                                114,729
           -------------------------------------------------------------
           Karsten N. Moller                                46,001
           -------------------------------------------------------------
           Wayne L. Moore                                   10,000
           -------------------------------------------------------------
           Robert B. Morris III                             92,577
           -------------------------------------------------------------
           R. Scott Morris                                   2,000
           -------------------------------------------------------------
           Sharmin Mossavar-Rahmani                         60,000
           -------------------------------------------------------------
           Edward A. Mule                                   45,000
           -------------------------------------------------------------
           Philip D. Murphy                                 20,000
           -------------------------------------------------------------
           Thomas S. Murphy, Jr.                            11,500
           -------------------------------------------------------------
           Avi M. Nash                                      18,200
           -------------------------------------------------------------
           Daniel M. Neidich                                99,195
           -------------------------------------------------------------
           Kipp M. Nelson                                   49,495
           -------------------------------------------------------------

           -------------------------------------------------------------
              COVERED PERSON                          NUMBER OF SHARES
           -------------------------------------------------------------
           Michael E. Novogratz                             20,000
           -------------------------------------------------------------
           Terence J. O'Neill                               40,000
           -------------------------------------------------------------
           Timothy J. O'Neill                               94,065
           -------------------------------------------------------------
           Donald C. Opatrny, Jr.                           75,000
           -------------------------------------------------------------
           Robert J. O'Shea                                 77,894
           -------------------------------------------------------------
           Greg M. Ostroff                                  19,400
           -------------------------------------------------------------
           Robert J. Pace                                   17,837
           -------------------------------------------------------------
           Scott M. Pinkus                                  89,937
           -------------------------------------------------------------
           Timothy C. Plaut                                 52,850
           -------------------------------------------------------------
           John J. Powers                                   50,000
           -------------------------------------------------------------
           Scott Prince                                     20,029
           -------------------------------------------------------------
           Stephen D. Quinn                                 87,219
           -------------------------------------------------------------
           Michael G. Rantz                                 46,200
           -------------------------------------------------------------
           Girish V. Reddy                                  22,463
           -------------------------------------------------------------
           James P. Riley, Jr.                              84,433
           -------------------------------------------------------------
           Simon M. Robertson                               50,000
           -------------------------------------------------------------
           J. David Rogers                                  91,712
           -------------------------------------------------------------
           Emmanuel Roman                                   15,000
           -------------------------------------------------------------
           Ralph F. Rosenberg                               18,399
           -------------------------------------------------------------
           Stuart M. Rothenberg                             30,000
           -------------------------------------------------------------
           Michael S. Rubinoff                              23,605
           -------------------------------------------------------------
           Richard M. Ruzika                                23,261
           -------------------------------------------------------------
           Jeri Lynn Ryan                                   13,613
           -------------------------------------------------------------
           John C. Ryan                                     25,000
           -------------------------------------------------------------
           Michael D. Ryan                                  10,000
           -------------------------------------------------------------
           Richard A. Sapp                                 100,000
           -------------------------------------------------------------
           Joseph Sassoon                                   75,968
           -------------------------------------------------------------
           Tsutomu Sato                                     30,304
           -------------------------------------------------------------
           Muneer A. Satter                                 42,122
           -------------------------------------------------------------
           Jonathan S. Savitz                               13,899
           -------------------------------------------------------------
           Peter Savitz                                     38,480
           -------------------------------------------------------------
           Howard B. Schiller                               40,000
           -------------------------------------------------------------
           Antoine Schwartz                                 27,723
           -------------------------------------------------------------
           Eric S. Schwartz                                 82,195
           -------------------------------------------------------------
           Charles B. Seelig, Jr.                           80,000
           -------------------------------------------------------------
           Steven M. Shafran                                34,833
           -------------------------------------------------------------
           James M. Sheridan                                30,000
           -------------------------------------------------------------
           Richard G. Sherlund                              54,299
           -------------------------------------------------------------
           Howard A. Silverstein                            20,000
           -------------------------------------------------------------
           Dinakar Singh                                    23,782
           -------------------------------------------------------------
           Christian J. Siva-Jothy                          24,500
           -------------------------------------------------------------
           Cody J Smith                                     42,108
           -------------------------------------------------------------
           Jonathan S. Sobel                                23,624
           -------------------------------------------------------------
           Marc A. Spilker                                  42,878
           -------------------------------------------------------------
           Daniel W. Stanton                                50,000
           -------------------------------------------------------------
           Esta E. Stecher                                  54,934
           -------------------------------------------------------------
           Cathrine S. Steck                                18,526
           -------------------------------------------------------------
           Fredric E. Steck                                 25,000
           -------------------------------------------------------------
           Robert K. Steel                                 125,000
           -------------------------------------------------------------
           Gene T. Sykes                                    40,000
           -------------------------------------------------------------
           Mark R. Tercek                                   39,090
           -------------------------------------------------------------
           Donald F. Textor                                 49,646
           -------------------------------------------------------------
           John R. Tormondsen                               39,000
           -------------------------------------------------------------
           Leslie C. Tortora                                90,278
           -------------------------------------------------------------
           John L. Townsend III                             71,352
           -------------------------------------------------------------

           -------------------------------------------------------------
              COVERED PERSON                          NUMBER OF SHARES
           -------------------------------------------------------------
           Byron D. Trott                                   33,158
           -------------------------------------------------------------
           Thomas E. Tuft                                   50,000
           -------------------------------------------------------------
           Malcolm B. Turnbull*                             25,414
           -------------------------------------------------------------
           John E. Urban                                    23,632
           -------------------------------------------------------------
           Lee G. Vance                                     56,110
           -------------------------------------------------------------
           David A. Viniar                                 100,000
           -------------------------------------------------------------
           George H. Walker IV                              21,878
           -------------------------------------------------------------
           Patrick J. Ward                                 144,072
           -------------------------------------------------------------
           John S. Weinberg                                 50,000
           -------------------------------------------------------------
           George W. Wellde, Jr.                            60,000
           -------------------------------------------------------------
           Anthony G. Williams                              82,976
           -------------------------------------------------------------
           Gary W. Williams                                 70,000
           -------------------------------------------------------------
           Jon Winkelreid                                   25,000
           -------------------------------------------------------------
           Steven J. Wisch                                  42,922
           -------------------------------------------------------------
           Richard E. Witten                                98,479
           -------------------------------------------------------------
           Tracy R. Wolstencroft                            25,000
           -------------------------------------------------------------
           Yasuyo Yamazaki                                  28,188
           -------------------------------------------------------------
           Danny O. Yee                                     51,029
           -------------------------------------------------------------
           Michael J. Zamkow                                50,000
           -------------------------------------------------------------
           Gregory H. Zehner                                38,589
           -------------------------------------------------------------
           Joseph R. Zimmel                                107,543
           -------------------------------------------------------------
           Barry L. Zubrow                                  50,000
           -------------------------------------------------------------
           Mark A. Zurack                                   47,824
           -------------------------------------------------------------

           -------------------------------------------------------------
           TRUSTS
           -------------------------------------------------------------
           The Corzine Blind Trust                         275,840
           -------------------------------------------------------------
           Mark Dehnert Living Trust                         5,000
           -------------------------------------------------------------
           The Unicorn Trust                               103,472
           -------------------------------------------------------------

           -------------------------------------------------------------
           PARTNERSHIPS
           -------------------------------------------------------------
           The Daniel G. Brennan Family Limited
           Partnership                                       7,368
           -------------------------------------------------------------
           Mijen Family Partnership                         10,000
           -------------------------------------------------------------
           The Rizner Family Limited Partnership            11,294
           -------------------------------------------------------------

           -------------------------------------------------------------
           CORPORATIONS
           -------------------------------------------------------------
           Guapulo Holdings Limited                         30,000
           -------------------------------------------------------------
           HJS2 Limited                                      5,000
           -------------------------------------------------------------
           Majix Limited                                    49,764
           -------------------------------------------------------------
           Melalula Limited                                 90,966
           -------------------------------------------------------------
           Robinelli Limited                                20,676
           -------------------------------------------------------------
           Vyrona Holdings Limited                         100,004
           -------------------------------------------------------------


----------------------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On June 20, 2001, 1,546,173 shares of Common Stock were delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares.

The following sale of shares of Common Stock was made by the following Covered Person through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

--------------------------------------------------------------------------------
COVERED PERSON               TRADE DATE    NUMBER OF SHARES    PRICE PER SHARE
--------------------------------------------------------------------------------
John P. Curtin, Jr.        May 16, 2001        10,004               $99.00
--------------------------------------------------------------------------------


The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:

-------------------------------------------------------------------------------
COVERED PERSON               TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
-------------------------------------------------------------------------------
David M. Atkinson           June 20, 2001         1,973               $87.27
-------------------------------------------------------------------------------
Patrick Y. Baune            June 20, 2001         1,468                87.27
-------------------------------------------------------------------------------
Patrick Y. Baune            June 20, 2001         1,080                87.27
-------------------------------------------------------------------------------
Jonathan A. Beinner         June 20, 2001           700                87.27
-------------------------------------------------------------------------------
Charles W.A. Bott           June 20, 2001           287                87.27
-------------------------------------------------------------------------------
Charles W.A. Bott           June 20, 2001         1,413                87.27
-------------------------------------------------------------------------------
Thomas C. Brasco            June 20, 2001         1,501                87.27
-------------------------------------------------------------------------------
Steven M. Bunson            June 20, 2001           894                87.27
-------------------------------------------------------------------------------
Mark M. Carhart             June 20, 2001         1,853                87.27
-------------------------------------------------------------------------------
Sacha A. Chiaramonte        June 20, 2001         1,544                87.27
-------------------------------------------------------------------------------
Geoffrey G. Clark           June 20, 2001           475                87.27
-------------------------------------------------------------------------------
Stephen D. Dias             June 20, 2001         1,275                87.27
-------------------------------------------------------------------------------
William C. Dudley           June 20, 2001         1,000                87.27
-------------------------------------------------------------------------------
Herbert E. Ehlers           June 20, 2001         1,807                87.27
-------------------------------------------------------------------------------
Davide G. Erro              June 20, 2001         1,443                87.27
-------------------------------------------------------------------------------
Davide G. Erro              June 20, 2001           652                87.27
-------------------------------------------------------------------------------
George C. Estey             June 20, 2001         1,980                90.94
-------------------------------------------------------------------------------
Elizabeth C. Fascitelli     June 20, 2001           447                87.27
-------------------------------------------------------------------------------
Elizabeth C. Fascitelli     June 20, 2001         2,543                87.27
-------------------------------------------------------------------------------
Emmanuel Gavaudan           June 20, 2001         1,631                87.27
-------------------------------------------------------------------------------
Emmanuel Gavaudan           June 20, 2001         3,431                87.27
-------------------------------------------------------------------------------
Gary T. Giglio              June 20, 2001         1,000                87.27
-------------------------------------------------------------------------------
David R. Hansen             June 20, 2001           250                87.27
-------------------------------------------------------------------------------
David R. Hansen             June 20, 2001         1,194                87.27
-------------------------------------------------------------------------------
Robert D. Hormats           June 20, 2001           347                87.27
-------------------------------------------------------------------------------
Robert D. Hormats           June 20, 2001           819                87.27
-------------------------------------------------------------------------------
Paul J. Huchro              June 20, 2001         1,289                87.27
-------------------------------------------------------------------------------
Terry P. Hughes             June 20, 2001         2,271                87.27
-------------------------------------------------------------------------------
Daniel J. Jick              June 20, 2001         1,734                87.27
-------------------------------------------------------------------------------
Jason S. Kaplan             June 20, 2001         1,798                87.27
-------------------------------------------------------------------------------
Timothy M. Kingston         June 20, 2001         1,346                87.27
-------------------------------------------------------------------------------
Douglas F. Londal           June 20, 2001         1,748                87.27
-------------------------------------------------------------------------------
Michael C. Luethke          June 20, 2001         2,338                87.27
-------------------------------------------------------------------------------
Peter B. MacDonald          June 20, 2001         1,300                87.27
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
COVERED PERSON               TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
-------------------------------------------------------------------------------
Peter B. MacDonald          June 20, 2001         1,401                87.27
-------------------------------------------------------------------------------
Shogo Maeda                 June 20, 2001           674                87.27
-------------------------------------------------------------------------------
Sean O. Mahoney             June 20, 2001         2,410                87.27
-------------------------------------------------------------------------------
Robert S. Mancini           June 20, 2001           781                87.27
-------------------------------------------------------------------------------
Richard F. McArdle          June 20, 2001         2,491                87.27
-------------------------------------------------------------------------------
Anne Welsh McNulty          June 20, 2001         1,492                87.27
-------------------------------------------------------------------------------
Andrew L. Metcalfe          June 20, 2001           316                87.27
-------------------------------------------------------------------------------
Michael R. Miele            June 20, 2001         1,214                87.27
-------------------------------------------------------------------------------
Jay S. Nydick               June 20, 2001         1,571                87.27
-------------------------------------------------------------------------------
L. Peter O'Hagan            June 20, 2001         1,275                87.27
-------------------------------------------------------------------------------
Pablo J. Salame             June 20, 2001         2,254                87.27
-------------------------------------------------------------------------------
Ramakrishna Shanker         June 20, 2001         1,172                87.27
-------------------------------------------------------------------------------
Richard P. Simon            June 20, 2001           700                87.27
-------------------------------------------------------------------------------
Derek S. Smith              June 20, 2001         1,577                87.27
-------------------------------------------------------------------------------
Daniel L. Sparks            June 20, 2001         1,204                87.27
-------------------------------------------------------------------------------
Timothy J. Throsby          June 20, 2001           735                87.27
-------------------------------------------------------------------------------
Harkanwar Uberoi            June 20, 2001         1,427                87.27
-------------------------------------------------------------------------------
David M. Weil               June 20, 2001         1,706                87.27
-------------------------------------------------------------------------------
Helge Weiner-Trapness       June 20, 2001         1,497                87.27
-------------------------------------------------------------------------------
Paul M. Young               June 20, 2001           874                87.27
-------------------------------------------------------------------------------
Yusef A. Aliredha           June 21, 2001           891                90.94
-------------------------------------------------------------------------------
Yusef A. Aliredha           June 21, 2001           212                90.94
-------------------------------------------------------------------------------
James J. Birch              June 21, 2001         1,134                90.94
-------------------------------------------------------------------------------
Mark J. Buisseret           June 21, 2001         1,063                90.94
-------------------------------------------------------------------------------
Michael S. Burton           June 21, 2001         1,572                90.94
-------------------------------------------------------------------------------
Robert G. Collins           June 21, 2001           915                90.94
-------------------------------------------------------------------------------
Simon P. Dingemans          June 21, 2001           980                90.94
-------------------------------------------------------------------------------
Simon P. Dingemans          June 21, 2001         1,095                90.94
-------------------------------------------------------------------------------
Michele I. Docharty         June 21, 2001         1,447                90.94
-------------------------------------------------------------------------------
James H. Donovan            June 21, 2001         2,304                90.94
-------------------------------------------------------------------------------
Karlo J. Duvnjak            June 21, 2001           825                90.94
-------------------------------------------------------------------------------
Karlo J. Duvnjak            June 21, 2001         1,410                90.94
-------------------------------------------------------------------------------
Charles P. Eve              June 21, 2001         1,653                90.94
-------------------------------------------------------------------------------
Louis S. Greig              June 21, 2001         1,195                90.94
-------------------------------------------------------------------------------
Philip Holzer               June 21, 2001           585                90.94
-------------------------------------------------------------------------------
Lincoln Kinnicutt           June 21, 2001           560                90.94
-------------------------------------------------------------------------------
Stanley Kogelman            June 21, 2001           408                90.94
-------------------------------------------------------------------------------
Stanley Kogelman            June 21, 2001         1,805                90.94
-------------------------------------------------------------------------------
David McD. A. Livingstone   June 21, 2001         3,122                90.94
-------------------------------------------------------------------------------
David McD. A. Livingstone   June 21, 2001         3,122                90.94
-------------------------------------------------------------------------------
Richard A. Murley           June 21, 2001         1,500                90.94
-------------------------------------------------------------------------------
Jacob D. Rosengarten        June 21, 2001         1,114                90.94
-------------------------------------------------------------------------------
Ivan Ross                   June 21, 2001           150                90.94
-------------------------------------------------------------------------------
Neil I. Sarnak              June 21, 2001           315                90.94
-------------------------------------------------------------------------------
David J. Scudellari         June 21, 2001         1,514                90.94
-------------------------------------------------------------------------------
Evan W. Siddall             June 21, 2001           759                90.94
-------------------------------------------------------------------------------
Michael M. Smith            June 21, 2001           811                90.94
-------------------------------------------------------------------------------
Michael M. Smith            June 21, 2001         1,387                90.94
-------------------------------------------------------------------------------
Randolph C. Snook           June 21, 2001         1,400                90.94
-------------------------------------------------------------------------------

RULE 144 PROGRAM

Commencing on May 9, 2001, the Covered Persons listed in Table I below sold an aggregate of 859,108 Covered Shares under the Rule 144 Program referred to in
Item 4 above through May 11, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

Table I

--------------------------------------------------------------------------------
                                            SHARES SOLD       TOTAL SHARES SOLD
              COVERED PERSON              EACH TRADING DAY   ON ALL TRADING DAYS
--------------------------------------------------------------------------------
Bradley I. Abelow                                772                 2,304
--------------------------------------------------------------------------------
Paul M. Achleitner                             1,621                 4,853
--------------------------------------------------------------------------------
Jonathan R. Aisbitt                            4,024                12,082
--------------------------------------------------------------------------------
Armen A. Avanessians                           1,945                 5,835
--------------------------------------------------------------------------------
David Baum                                       785                 2,352
--------------------------------------------------------------------------------
Frank A. Bednarz                                  49                   141
--------------------------------------------------------------------------------
Ron E. Beller                                  1,657                 4,982
--------------------------------------------------------------------------------
David W. Blood                                 2,431                 7,308
--------------------------------------------------------------------------------
Peter L. Briger, Jr.                           1,754                 5,267
--------------------------------------------------------------------------------
Richard J. Bronks                                856                 2,576
--------------------------------------------------------------------------------
Lawrence R. Buchalter                          1,297                 3,896
--------------------------------------------------------------------------------
Michael J. Carr                                1,012                 3,026
--------------------------------------------------------------------------------
Christopher J. Carrera                           848                 2,545
--------------------------------------------------------------------------------
Mary Ann Casati                                  357                 1,076
--------------------------------------------------------------------------------
Zachariah Cobrinik                             1,358                 4,085
--------------------------------------------------------------------------------
Gary D. Cohn                                   1,459                 4,387
--------------------------------------------------------------------------------
Christopher A. Cole                              486                 1,472
--------------------------------------------------------------------------------
William Connell                                  103                   298
--------------------------------------------------------------------------------
Carlos A. Cordeiro                             2,647                 7,942
--------------------------------------------------------------------------------
Henry Cornell                                  2,668                 8,006
--------------------------------------------------------------------------------
E. Gerald Corrigan                               810                 2,430
--------------------------------------------------------------------------------
Frank L. Coulson, Jr.                          3,290                 9,874
--------------------------------------------------------------------------------
Randolph L. Cowen                                810                 2,430
--------------------------------------------------------------------------------
Timothy D. Dattels                             1,608                 4,834
--------------------------------------------------------------------------------
Gavyn Davies                                   1,621                 4,853
--------------------------------------------------------------------------------
David A. Dechman                                 824                 2,476
--------------------------------------------------------------------------------
Joseph Della Rosa                              1,621                 4,853
--------------------------------------------------------------------------------
Alexander C. Dibelius                            267                   806
--------------------------------------------------------------------------------
John O. Downing                                2,269                 6,817
--------------------------------------------------------------------------------
Connie K. Duckworth                            2,145                 6,438
--------------------------------------------------------------------------------
C. Steven Duncker                                810                 2,430
--------------------------------------------------------------------------------
Glenn P. Earle                                 1,567                 4,693
--------------------------------------------------------------------------------
Paul S. Efron                                    847                 2,540
--------------------------------------------------------------------------------
Aubrey J. Ellis                                   65                   195
--------------------------------------------------------------------------------


---------------------------------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

--------------------------------------------------------------------------------
                                            SHARES SOLD       TOTAL SHARES SOLD
              COVERED PERSON              EACH TRADING DAY   ON ALL TRADING DAYS
--------------------------------------------------------------------------------
Pieter Maarten Feenstra                          893                 2,681
--------------------------------------------------------------------------------
Lawton W. Fitt                                 1,945                 5,835
--------------------------------------------------------------------------------
David B. Ford                                  3,318                 9,950
--------------------------------------------------------------------------------
Edward C. Forst                                  324                   982
--------------------------------------------------------------------------------
Christopher G. French                            569                 1,696
--------------------------------------------------------------------------------
Richard A. Friedman                            4,836                14,512
--------------------------------------------------------------------------------
Peter C. Gerhard                               2,569                 7,719
--------------------------------------------------------------------------------
Joseph H. Gleberman                            3,106                 9,313
--------------------------------------------------------------------------------
Jacob D. Goldfield                             2,744                 8,248
--------------------------------------------------------------------------------
Amy O. Goodfriend                                964                 2,884
--------------------------------------------------------------------------------
Andrew M. Gordon                                 194                   592
--------------------------------------------------------------------------------
Geoffrey T. Grant                              1,453                 4,348
--------------------------------------------------------------------------------
Eric P. Grubman                                1,749                 5,262
--------------------------------------------------------------------------------
Joseph D. Gutman                                 324                   982
--------------------------------------------------------------------------------
Robert S. Harrison                               972                 2,921
--------------------------------------------------------------------------------
Thomas J. Healey                               1,908                 5,738
--------------------------------------------------------------------------------
David B. Heller                                  486                 1,472
--------------------------------------------------------------------------------
Mary C. Henry                                  1,580                 4,745
--------------------------------------------------------------------------------
M. Roch Hillenbrand                              486                 1,472
--------------------------------------------------------------------------------
Jacquelyn M. Hoffman-Zehner                    1,236                 3,712
--------------------------------------------------------------------------------
Robert J. Hurst                                  648                 1,939
--------------------------------------------------------------------------------
Francis J. Ingrassia                           1,875                 5,633
--------------------------------------------------------------------------------
Timothy J. Ingrassia                             931                 2,792
--------------------------------------------------------------------------------
Reuben Jeffery III                             3,192                 9,575
--------------------------------------------------------------------------------
Chansoo Joung                                    648                 1,939
--------------------------------------------------------------------------------
Ann F. Kaplan                                  2,902                 8,705
--------------------------------------------------------------------------------
Barry A. Kaplan                                1,182                 3,538
--------------------------------------------------------------------------------
Robert J. Katz                                 3,242                 9,737
--------------------------------------------------------------------------------
Douglas W. Kimmelman                             227                   686
--------------------------------------------------------------------------------
Bradford C. Koenig                             1,717                 5,142
--------------------------------------------------------------------------------
Jonathan L. Kolatch                            1,870                 5,617
--------------------------------------------------------------------------------
David G. Lambert                               1,182                 3,550
--------------------------------------------------------------------------------
Thomas D. Lasersohn                              857                 2,577
--------------------------------------------------------------------------------
Anthony D. Lauto                                 844                 2,538
--------------------------------------------------------------------------------
Matthew G. L'Heureux                             648                 1,940
--------------------------------------------------------------------------------
Lawrence H. Linden                             2,762                 8,294
--------------------------------------------------------------------------------
Robert Litterman                               1,715                 5,154
--------------------------------------------------------------------------------
Robert H. Litzenberger                           519                 1,551
--------------------------------------------------------------------------------
Jonathan M. Lopatin                            1,449                 4,347
--------------------------------------------------------------------------------
Michael R. Lynch                               3,242                 9,737
--------------------------------------------------------------------------------
Arthur S. Margulis, Jr.                          486                 1,472
--------------------------------------------------------------------------------
Ronald G. Marks                                1,438                 4,310
--------------------------------------------------------------------------------
Eff W. Martin                                  3,429                10,299
--------------------------------------------------------------------------------
John P. McNulty                                4,564                13,690
--------------------------------------------------------------------------------
E. Scott Mead                                    810                 2,430
--------------------------------------------------------------------------------
Masanori Mochida                               4,054                12,176
--------------------------------------------------------------------------------
Karsten N. Moller                              1,626                 4,867
--------------------------------------------------------------------------------
Thomas K. Montag                               1,349                 4,045
--------------------------------------------------------------------------------
R. Scott Morris                                   65                   195
--------------------------------------------------------------------------------
Robert B. Morris III                           3,081                 9,245
--------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                       1,945                 5,835
--------------------------------------------------------------------------------
Edward A. Mule                                 2,107                 6,326
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            SHARES SOLD       TOTAL SHARES SOLD
              COVERED PERSON              EACH TRADING DAY   ON ALL TRADING DAYS
--------------------------------------------------------------------------------
Philip D. Murphy                                 648                 1,940
--------------------------------------------------------------------------------
Thomas S. Murphy, Jr.                            449                 1,337
--------------------------------------------------------------------------------
Avi M. Nash                                      536                 1,623
--------------------------------------------------------------------------------
Daniel M. Neidich                              3,513                10,557
--------------------------------------------------------------------------------
Kipp M. Nelson                                 1,674                 5,013
--------------------------------------------------------------------------------
Michael E. Novogratz                             761                 2,278
--------------------------------------------------------------------------------
Terence J. O'Neill                             2,822                 8,464
--------------------------------------------------------------------------------
Timothy J. O'Neill                             3,324                 9,984
--------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                         2,431                 7,308
--------------------------------------------------------------------------------
Robert J. O'Shea                               2,650                 7,940
--------------------------------------------------------------------------------
Greg M. Ostroff                                  607                 1,814
--------------------------------------------------------------------------------
Terence M. O'Toole                             2,593                 7,775
--------------------------------------------------------------------------------
Robert J. Pace                                   630                 1,885
--------------------------------------------------------------------------------
Scott M. Pinkus                                2,755                 8,278
--------------------------------------------------------------------------------
Timothy C. Plaut                               1,872                 5,611
--------------------------------------------------------------------------------
John J. Powers                                 1,621                 4,853
--------------------------------------------------------------------------------
Michael A. Price                                 838                 2,517
--------------------------------------------------------------------------------
Scott Prince                                     708                 2,129
--------------------------------------------------------------------------------
Stephen D. Quinn                               1,621                 4,853
--------------------------------------------------------------------------------
Michael G. Rantz                               1,633                 4,910
--------------------------------------------------------------------------------
Girish V. Reddy                                  794                 2,380
--------------------------------------------------------------------------------
James P. Riley, Jr.                            2,990                 8,964
--------------------------------------------------------------------------------
Simon M. Robertson                             1,621                 4,854
--------------------------------------------------------------------------------
J. David Rogers                                3,241                 9,725
--------------------------------------------------------------------------------
Emmanuel Roman                                   869                 2,600
--------------------------------------------------------------------------------
Ralph F. Rosenberg                               650                 1,958
--------------------------------------------------------------------------------
Stuart M. Rothenberg                             972                 2,921
--------------------------------------------------------------------------------
Michael S. Rubinoff                              836                 2,512
--------------------------------------------------------------------------------
Richard M. Ruzika                                822                 2,478
--------------------------------------------------------------------------------
Jeri Lynn Ryan                                   481                 1,449
--------------------------------------------------------------------------------
John C. Ryan                                     940                 2,820
--------------------------------------------------------------------------------
Michael D. Ryan                                  486                 1,473
--------------------------------------------------------------------------------
Richard A. Sapp                                3,242                 9,737
--------------------------------------------------------------------------------
Joseph Sassoon                                 2,690                 8,067
--------------------------------------------------------------------------------
Tsutomu Sato                                   1,071                 3,214
--------------------------------------------------------------------------------
Muneer A. Satter                               1,489                 4,472
--------------------------------------------------------------------------------
Jonathan S. Savitz                               491                 1,465
--------------------------------------------------------------------------------
Peter Savitz                                   1,360                 4,079
--------------------------------------------------------------------------------
Howard B. Schiller                               960                 2,880
--------------------------------------------------------------------------------
Eric S. Schwartz                               2,911                 8,747
--------------------------------------------------------------------------------
Charles B. Seelig, Jr.                         1,621                 4,853
--------------------------------------------------------------------------------
Steven M. Shafran                              1,234                 3,693
--------------------------------------------------------------------------------
James M. Sheridan                                972                 2,921
--------------------------------------------------------------------------------
Richard G. Sherlund                            1,923                 5,762
--------------------------------------------------------------------------------
Michael S. Sherwood                              593                 1,774
--------------------------------------------------------------------------------
Dinakar Singh                                    842                 2,537
--------------------------------------------------------------------------------
Christian J. Siva-Jothy                          840                 2,517
--------------------------------------------------------------------------------
Cody J Smith                                   1,929                 5,797
--------------------------------------------------------------------------------
Jonathan S. Sobel                                835                 2,508
--------------------------------------------------------------------------------
Marc A. Spilker                                1,535                 4,611
--------------------------------------------------------------------------------
Daniel W. Stanton                              1,621                 4,853
--------------------------------------------------------------------------------
Esta E. Stecher                                1,941                 5,825
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            SHARES SOLD       TOTAL SHARES SOLD
              COVERED PERSON              EACH TRADING DAY   ON ALL TRADING DAYS
--------------------------------------------------------------------------------
Cathrine S. Steck                                389                 1,176
--------------------------------------------------------------------------------
Fredric E. Steck                                 324                   982
--------------------------------------------------------------------------------
Robert K. Steel                                4,862                14,597
--------------------------------------------------------------------------------
Gene T. Sykes                                  1,621                 4,853
--------------------------------------------------------------------------------
Mark R. Tercek                                 1,384                 4,168
--------------------------------------------------------------------------------
Donald F. Textor                               1,754                 5,269
--------------------------------------------------------------------------------
John R. Tormondsen                             1,264                 3,802
--------------------------------------------------------------------------------
Leslie C. Tortora                              3,197                 9,603
--------------------------------------------------------------------------------
John L. Townsend III                           1,621                 4,853
--------------------------------------------------------------------------------
Byron D. Trott                                   891                 2,688
--------------------------------------------------------------------------------
Thomas E. Tuft                                 1,621                 4,853
--------------------------------------------------------------------------------
Malcolm B. Turnbull*                             900                 2,690
--------------------------------------------------------------------------------
John E. Urban                                    835                 2,517
--------------------------------------------------------------------------------
Lee G. Vance                                   1,987                 5,966
--------------------------------------------------------------------------------
David A. Viniar                                3,242                 9,737
--------------------------------------------------------------------------------
George H. Walker IV                              775                 2,326
--------------------------------------------------------------------------------
Patrick J. Ward                                5,102                15,317
--------------------------------------------------------------------------------
George W. Wellde, Jr.                          1,621                 4,853
--------------------------------------------------------------------------------
Anthony G. Williams                            2,932                 8,810
--------------------------------------------------------------------------------
Gary W. Williams                               2,431                 7,308
--------------------------------------------------------------------------------
Steven J. Wisch                                  162                   491
--------------------------------------------------------------------------------
Richard E. Witten                              3,480                10,454
--------------------------------------------------------------------------------
Tracy R. Wolstencroft                          1,621                 4,853
--------------------------------------------------------------------------------
Yasuyo Yamazaki                                  996                 2,982
--------------------------------------------------------------------------------
Danny O. Yee                                   1,803                 5,409
--------------------------------------------------------------------------------
Michael J. Zamkow                              2,045                 6,152
--------------------------------------------------------------------------------
Gregory H. Zehner                              1,277                 3,824
--------------------------------------------------------------------------------
Joseph R. Zimmel                               3,809                11,434
--------------------------------------------------------------------------------
Barry L. Zubrow                                1,621                 4,853
--------------------------------------------------------------------------------
Mark A. Zurack                                 1,535                 4,619
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TRUSTS
--------------------------------------------------------------------------------
The Guapulo Trust                                 61                   173
--------------------------------------------------------------------------------
The Unicorn Trust                              3,664                11,002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PARTNERSHIPS
--------------------------------------------------------------------------------
The Daniel G. Brennan Family Limited             261                   773
Partnership
--------------------------------------------------------------------------------
The Rizner Family Limited Partnership            399                 1,194
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CORPORATIONS
--------------------------------------------------------------------------------
Guapulo Holdings Limited                       1,804                 5,410
--------------------------------------------------------------------------------
HJS2 Limited                                     324                   982
--------------------------------------------------------------------------------
Majix Limited                                    486                 1,472
--------------------------------------------------------------------------------
Melalula Limited                               3,222                 9,679
--------------------------------------------------------------------------------
RJG Holding Company                            1,122                 3,355
--------------------------------------------------------------------------------
Robinelli Limited                                810                 2,430
--------------------------------------------------------------------------------
Vyrona Holdings Limited                        3,542                10,637
--------------------------------------------------------------------------------


--------------------------
* Includes shares held by a corporation wholly owned by the Covered Person.

Table II

--------------------------------------------------------------------------------
TRADING DAY                                                    PRICE PER SHARE
--------------------------------------------------------------------------------
   May 9, 2001                                                     $94.95
--------------------------------------------------------------------------------
   May 10, 2001                                                     95.69
--------------------------------------------------------------------------------
   May 11, 2001                                                     93.97
--------------------------------------------------------------------------------

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 25, 2001

                                     By: /s/ ESTA E. STECHER
                                         ---------------------------------------
                                             Name: Esta E. Stecher
                                             Title: Attorney-in-Fact

                                  EXHIBIT INDEX

   Exhibit                                        Description
-------------    ------------------------------------------------------------------------------------
      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
                 Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the
                 "Initial Schedule 13D")).

      B.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and
                 Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets,
                 Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.         Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File
                 No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      E.         Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      G.         Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                 December 17, 1999 (File No. 005-56295)).

      H.         Supplemental Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                 Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      I.         Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File
                 No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      L.         Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
                 (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      M.         Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
                 (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   Exhibit                                        Description
-------------    ------------------------------------------------------------------------------------
      N.         Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

      O.         Form of Pledge Agreement for shareholders of non-U.S. corporations
                 (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.         Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the
                 Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Q.         Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                 (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      R.         Supplemental Registration Rights Instrument, dated as of June 19, 2000
                 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      S.         Supplemental Registration Rights Instrument, dated as of July 31, 2000
                 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      T.         Underwriting Agreement (U.S. Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.         Underwriting Agreement (International Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      V.         Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      W.         Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No.
                 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

      X.         Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

      Y.         Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                 Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      Z.         Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment
                 No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

   Exhibit                                        Description
-------------    ------------------------------------------------------------------------------------
      AA.        Supplemental Registration Rights Instrument, dated as of December 21, 2000
                 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                 Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

      BB.        Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                 005-56295)).

      CC.        Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
                 Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment
                 No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).